Exhibit 99.1

NEWS RELEASE

Contact:

Joe Shiffler	John Cobb
Director, Investor Relations and	Chief Financial Officer
Corporate Communications	Power Integrations, Inc.
Power Integrations, Inc.	(408) 414-9655
(408) 414-8528	jcobb@powerint.com
jshiffler@powerint.com

Power Integrations Announces Third-Quarter Financial Results

Company Announces $40 Million Stock Repurchase Program

SAN JOSE, Calif. – October 20, 2004 – Power Integrations, Inc. (Nasdaq: POWI), the leading supplier of high-voltage analog integrated circuits used in power conversion, today announced its financial results for the quarter ended September 30, 2004.

Net revenues for the third quarter of 2004 totaled $32.9 million, a decrease of 5 percent from the $34.5 million reported in the third quarter of 2003, and a decrease of 8 percent from the $35.9 million reported in the prior quarter. Net income for the third quarter was $5.7 million, or $0.18 per diluted share, compared to $4.8 million, or $0.15 per diluted share, in the year-ago quarter and $5.0 million, or $0.15 per diluted share, in the prior quarter. Net income for the third quarter of 2004 included a benefit of $1.1 million resulting from a reduction in the company’s estimated income-tax liabilities due to the favorable conclusion of certain tax contingencies. This previously announced item contributed $0.03 to the company’s earnings per share for the quarter.

“We met our revised forecast for the third quarter,” said Balu Balakrishnan, president and CEO of Power Integrations. “As we announced last month, orders in September were well below our original expectations across all of our major markets. Geographically, China was particularly weak, as revenues there declined 20 percent compared to the second quarter. We believe these results are consistent with overall market conditions.

“However, in spite of market conditions, we increased our design wins both sequentially and year-over-year, which we believe positions us well for the future,” added Balakrishnan. “We are also pleased that our gross margin improved by nearly two points and that we expect further improvement in the fourth quarter. Key market trends such as energy efficiency and portability continue to move in our direction, and we remain optimistic about our long-term outlook.”

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The company also announced today that its board of directors has authorized the repurchase of up to $40 million of the company’s shares. The repurchases are to take place from time to time on the open market. In addition, the board of directors has authorized that repurchases may be made under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The repurchase program may be suspended or discontinued at any time. As of September 30, 2004, the company had approximately 31.0 million shares outstanding.

Additional Financial Highlights

•	Gross margin for the third quarter was 47.8 percent, up from 46.0 percent in the prior quarter. Operating margin for the quarter was 17.8 percent, down slightly from 18.0 percent in the prior quarter, as the increase in gross margin was offset by the impact of the decline in net revenues.

•	Cash and investments increased $9.1 million during the quarter to $144.0 million. Cash and investments were up $28.7 million on a year-to-date basis. Net inventory increased $2.4 million during the quarter to $22.2 million, while inventory turns for the quarter were 3.1 compared to 3.9 in the prior quarter. Net accounts receivable declined by $3.4 million to $9.6 million. Days’ sales outstanding at the end of the third quarter were 26 days, down from 33 days at the end of the prior quarter.

Third-Quarter Operational Highlights

•	The company introduced LNK302, expanding its LinkSwitch-TN® family of integrated circuits for use in low-power, non-isolated power supplies. The LNK302 is targeted at a wide range of applications including personal care, home appliances, electronic utility meters and industrial controls.

•	The company completed the qualification of ZMD as its third foundry partner and expects to begin ramping the production of wafers with ZMD during the fourth quarter.

•	Power Integrations received 12 U.S. patents and two foreign patents during the third quarter, a record total for the company for a single quarter, bringing the company’s portfolio to 106 U.S. and 66 foreign patents.

•	The company’s EcoSmart®technology has now saved consumers and businesses more than an estimated $715 million since its introduction in 1998, a total that is increasing by more than $1 million per day.

Financial Outlook

The company announced that it expects revenues for the fourth quarter to be down between 2 percent and 8 percent compared to the third quarter. The company expects gross margin for the fourth quarter to increase to between 48 percent and 49 percent, and earnings to be in the range of 11 cents to 13 cents per share. The company expects its full-year 2004 revenue mix by market to be 33 percent consumer, 32 percent communications, 22 percent computer, 9 percent industrial and 4 percent other.

–more–

Conference Call

Power Integrations will hold a conference call this afternoon at 1:30 pm Pacific time to discuss its quarterly results. Members of the investment community may access the conference call by dialing (800) 565-5442 from within the United States or (719) 457-0820 from abroad. A replay of the call will be available for one week by dialing (888) 203-1112 from within the U.S. or (719) 457-0820 from outside the U.S. The replay passcode is 954323. The call will also be available live and archived on the investor relations page of the Power Integrations Web site, www.powerint.com.

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that, by its nature, is subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “believe,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2004, and its quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2004. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $715 million on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2004	2003	2004	2003
NET REVENUES
Product sales	$32,322	$33,986	$101,306	$92,092
License fees and royalties	624	539	1,749	1,323

Total Net Revenues	32,946	34,525	103,055	93,415

COST OF REVENUES	17,188	18,222	54,053	46,908

GROSS PROFIT	15,758	16,303	49,002	46,507

OPERATING EXPENSES:

Research and development	4,096	4,287	12,336	12,552
Sales and marketing	3,412	3,846	11,467	11,811
General and administrative	2,382	1,701	6,010	5,132

Total Operating Expenses	9,890	9,834	29,813	29,495

INCOME FROM OPERATIONS	5,868	6,469	19,189	17,012

OTHER INCOME, net	339	129	729	785

INCOME BEFORE PROVISION FOR INCOME TAXES	6,207	6,598	19,918	17,797

PROVISION FOR INCOME TAXES	502	1,847	4,067	4,983

NET INCOME	$5,705	$4,751	$15,851	$12,814

EARNINGS PER SHARE:
Basic	$0.18	$0.16	$0.52	$0.44

Diluted	$0.18	$0.15	$0.49	$0.41

SHARES USED IN PER SHARE CALCULATION:
Basic	30,912	29,670	30,774	29,225

Diluted	31,994	32,153	32,506	31,350

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:

Cash and cash equivalents	$129,969	$110,271
Short-term investments	9,000	5,049
Accounts receivable	9,617	10,326
Inventories	22,219	23,113
Deferred tax assets	4,275	4,275
Prepaid expenses and other current assets	3,454	3,086

Total current assets	178,534	156,120

PROPERTY AND EQUIPMENT, net	51,688	51,977
INVESTMENTS	5,044	—
DEFERRED TAX ASSETS	1,598	1,598
OTHER ASSETS	1,775	1,467

	$238,639	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:

Accounts payable	$7,982	$7,918
Accrued payroll and related expenses	4,150	5,310
Income taxes payable	5,213	3,717
Deferred income on sales to distributors	3,580	2,565
Other accrued liabilities	1,073	934

Total current liabilities	21,998	20,444

STOCKHOLDERS’ EQUITY:

Common stock	31	30
Additional paid-in capital	131,549	121,474
Cumulative translation adjustment	(124)	(120)
Retained earnings	85,185	69,334

Total stockholders’ equity	216,641	190,718

	$238,639	$211,162